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                                 EXHIBIT (3)(a)

                        PRINCIPAL UNDERWRITING AGREEMENT

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                        PRINCIPAL UNDERWRITING AGREEMENT

        UNDERWRITING AGREEMENT made and effective as of the 1st day of August, 1992, by and between Capital Holding Securities Corporation ("CHSC"), a Pennsylvania corporation, and National Home Life Assurance Company, ("National Home"), a Missouri corporation, on its own behalf and on behalf of National Home Life Assurance Company Separate Account V (the "Account"), separate investment account of National Home.

                                   WITNESSETH:

        WHEREAS, the Account was established by National Home under the laws of the State of Missouri on February 14, 1992, pursuant to a resolution of National Home's Board of Directors in order to set aside the investment assets attributable to certain flexible premium multi-funded annuity contracts ("Contracts") issued by National Home;

        WHEREAS, National Home as registered or will register the Account with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 ("1940 Act").

        WHEREAS, CHSC is and will be registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 ("1934 Act"), and a member of the National Association of Securities Dealers, Inc. ("NASD") prior to the offer and sale of the Contracts; and

        WHEREAS, National Home proposes to register the Contracts under the Securities Act of 1933 ("1933 Act") and

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to have the Contracts sold and distributed through CHSC, and CHSC is willing to sell and distribute such Contracts under the terms stated herein;

        NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

        1. Appointment as Distributor/Principal Underwriter. National Home grants to CHSC the exclusive right to be, and CHSC agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement, CHSC agrees to use its best efforts to solicit applications for the Contracts and otherwise perform all duties and functions which are necessary and proper for the distribution of the Contracts.

        2. Prospectus. CHSC agrees to offer the Contracts for sale in accordance with the registration statements and prospectus therefor then in effect. CHSC is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefore filed with the SEC or in such sales literature as may be authorized by National Home.

        3. Considerations. All premiums, purchase payments or other monies payable under the Contracts shall be remitted promptly in full together with such application, forms and any other required documentation to National Home or its designated servicing agent and shall become the exclusive property of National Home. Checks or money orders

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in payment under the Contracts shall be drawn to the order of "National Home
Life Assurance Company" and may be remitted by wire if prior written approval is obtained from National Home.

        4. Copies of Information. On behalf of the Accounts, National Home shall furnish CHSC with copies of all prospectuses, financial statements and other documents which CHSC reasonably requests for use in connection with the distribution of the Contracts.

        5. Registration Representation. CHSC represents that it is or will be prior to the offer and sale of the Contracts (i) duly registered as a broker-dealer under the 1934 Act, (ii) a member in good standing of the NASD and
(iii) to the extent necessary to offer the Contracts, duly registered or otherwise qualified under the securities laws of any State or other jurisdiction. CHSC shall be responsible for carrying out its sales and underwriting obligations hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities and insurance laws and regulations.

        6. Other Broker-Dealer Agreements. CHSC is hereby authorized to enter into written sales agreements with other independent broker-dealers for the sale of the Contracts. All such sales agreements entered into by CHSC shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and by its

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associated persons with the NASD Rules of Fair Practice and applicable federal and state securities and insurance laws, and shall be in such form and contain such other provisions as National Home may from time to time require. All associated persons of such independent broker-dealers soliciting applications for the Contracts shall be duly and appropriately registered by the NASD and licensed and appointed by National Home for the sale of the Contracts under the insurance laws of the applicable states or jurisdiction in which such Contracts may be lawfully sold. All applications for the Contracts solicited by such broker-dealers through their representatives, together with any other required documentation and premiums, purchase payments and other monies, shall be handled as set forth in paragraph 3 above.

        7. Insurance Licensing and Appointments. National Home shall apply for the proper insurance licenses and appointments in appropriate states or jurisdictions for the designated persons associated with CHSC or with other independent broker-dealers which have entered into sales agreements with CHSC for the sale of the Contracts, provided that National Home reserves the right to refuse to appoint any proposed registered representative as an agent or broker, and to terminate an agent or broker once appointed.

        8. Record Keeping. National Home and CHSC shall cause to be maintained and preserved for the periods

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prescribed such accounts, books, and other documents as are required of them by the 1940 Act, and 1934 Act, and any other applicable laws and regulations. The books, accounts and records of National Home, of the Accounts, and of CHSC as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. National Home (or such other entity engaged by National Home for this purpose), on behalf of and as agent for CHSC, shall maintain CHSC's books and records pertaining to the sale of the Contracts to the extent as mutually agreed upon from time to time by National Home and CHSC; provided that such books and records shall be the property of CHSC, and shall at all times be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, any state insurance commissioner and/or all other regulatory bodies having jurisdiction. National Home shall be responsible for sending on behalf of and as agent for CHSC all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by National Home. CHSC shall cause National Home to be furnished with such reports as National Home may reasonably request for the purpose of meeting its reporting and record keeping requirements under the insurance laws of the State of Missouri and any other applicable states or jurisdictions. National Home agrees that its records

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relating to the sale of the Contracts shall be subject to such reasonable periodic, special or other audit or examination by the SEC, NASD, and any state insurance commissioner and/or all other regulatory bodies having jurisdiction.

        9. Commissions. National Home shall have the responsibility for paying on behalf of CHSC (i) any compensation to other independent broker-dealers and their associated persons due under the terms of any sales agreements entered into pursuant to paragraph 6 above, between CHSC and such broker-dealers as agreed to by National Home, and (ii) all commissions or other fees to associated persons of CHSC which are due for the sale of the Contracts in the amounts and on such terms and conditions as National Home and CHSC determine. Notwithstanding the preceding sentence, no broker-dealer, associated person or other individual or entity shall have an interest in any deductions or other fees payable to CHSC as set forth herein.

        10. Expense Reimbursement. National Home shall reimburse CHSC for all costs and expenses incurred by CHSC in furnishing the services, materials, and supplies required by the terms of this Agreement.

        11. Indemnification. National Home agrees to indemnify CHSC for any losses incurred as a result of any action taken or omitted by CHSC, or any of its officers,

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agents or employees, in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

        12. Regulatory Investigations. CHSC and National Home agree to cooperate fully in any insurance or judicial regulatory investigation or proceeding arising in connection with the Contracts distributed under this Agreement. CHSC and National Home further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to National Home, CHSC, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding or judicial proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

        (a) CHSC will be notified promptly of any customer compliant or notice of any regulatory inspection, inquiry investigation or proceeding or judicial proceeding received by National Home with respect to CHSC or any representative or which may affect National Home's issuance of any Contracts marketed under this Agreement; and

        (b) CHSC will promptly notify National Home of any customer compliant or notice of any regulatory inspection, inquiry, investigation or judicial

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                proceeding received by CHSC or any representative with respect to National Home or its affiliates in connection with any Contracts distributed under this Agreement.

In the case of a customer complaint, CHSC and National Home will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

        13.     Termination.

        (a) This Agreement may be terminated by either party hereto upon 60 days' prior written notice to the other party.

        (b) This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

        (c) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

        (d) CHSC shall not assign or delegate its responsibilities under this Agreement without the written consent of National Home.

        (e) Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payments or premiums or contributions subsequently received for Contracts in effect at the time of termination or issued

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                pursuant to applications received by National Home prior to termination.

        14. Regulatory Impact. This Agreement shall be subject to, among other laws, the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

        CHSC shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Accounts, present or future; and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

        15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

        16. Choice of Law. This Agreement shall be construed, enforced and governed by the laws of the Commonwealth of Kentucky.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officials as of the day and year first above written.


CAPITAL HOLDING SECURITIES CORPORATION


By: /s/ [ILLEGIBLE]
   -------------------------
Title: VICE PRES.
      ----------------------


NATIONAL HOME LIFE ASSURANCE COMPANY


By: /s/ [ILLEGIBLE]
   -------------------------
Title: Vice President
      ----------------------

jrm/0824922

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